Exhibit 99.1
FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT, dated and effective as of August ___, 2006, is between Inhibitex, Inc., a Delaware corporation (the “Company”) and William D. Johnston, Ph.D. (the “Executive”).
     WHEREAS, the Executive and the Company have previously executed and entered into that certain Executive Employment Agreement, dated and effective as of February 20, 2004 (the “Employment Agreement”), pursuant to which the Company has employed the Executive as the President and Chief Executive Officer of the Company;
     WHEREAS, the Company and the Executive desire to amend certain provisions of the Employment Agreement as more fully set forth herein; and
     WHEREAS, Section 15 of the Employment Agreement provides that the Employment Agreement may be modified only by an agreement in writing signed by the parties thereto.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby irrevocably acknowledged, the Executive and the Company hereby agree to amend the Employment Agreement as follows:
     1. Amendment to Section 5(d)(ii) of the Employment Agreement. Section 5(d)(ii) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:
     (ii) Notwithstanding any other provision herein to the contrary, in the event that the Executive becomes entitled to any payments under Section 5(d)(i) and any portion of such payments, when combined with any other payments or benefits provided to the Executive (including, without limiting the generality of the foregoing, by reason of any stock options) under any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person having such a relationship with the Company or such person as to require attribution of stock ownership between the parties under Section 318(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (the “Aggregate Payments”) would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the Company shall also pay to the Executive (at the same time such other payments are made under this Agreement or under any other plan, arrangement or agreement which are subject to the Excise Tax) an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Aggregate Payments and any federal, state and local income tax and any Excise Tax upon the payment provided for by Section 5(d)(ii)) shall be equal to the Aggregate Payments.
     For purposes of determining whether any of the Aggregate Payments will be subject to the Excise Tax and the amount of such Excise Tax, all of the Aggregate Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(A) of the Code, and the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
     For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence upon the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state and local taxes (assuming the Executive’s adjusted gross income for that year equaled only the Executive’s payments (including the Aggregate Payments and any Gross-up Payment) from the Company). In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     2. Deletion of Section 5(d)(iii) of the Employment Agreement. Section 5(d)(iii) of the Employment Agreement shall be deleted in its entirety.
     3. Other Provisions of Employment Agreement to Remain in Effect. All terms and provisions of the Employment Agreement not specifically amended herein shall remain unchanged and in full force and effect.
[signatures appear on the next page]

AGREED TO BY:

INHIBITEX, INC.

William D. Johnston	Michael Henos
Chairman of the Board

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